FOR IMMEDIATE RELEASE

Medidata Solutions Announces Two-for-One Stock Split

NEW YORK, N.Y. – November 11, 2013 – Medidata Solutions (NASDAQ: MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced that its Board of Directors has approved a two-for-one (2:1) split of the Company's common stock at a regularly scheduled board meeting on November 7, 2013. The stock split will be structured in the form of a stock dividend.

The record date for the stock split is December 2, 2013.  Shareholders of record as of such date will receive one new share of common stock for each share that they own. The distribution of the new shares will be made on December 16, 2013, and trading on a split-adjusted basis is expected to begin on or about December 17, 2013.

Medidata had approximately 26.8 million shares of common stock outstanding as of November 7, 2013. The stock split will increase the common shares outstanding to approximately 53.6 million.

About Medidata Solutions
Medidata Solutions is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud™ brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of our global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

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Investor Contact:
Hulus Alpay
Medidata Solutions
212.419.1025
halpay@mdsol.com

Media Contact:
Gail Janowitz
Medidata Solutions
212.918.1792
gjanowitz@mdsol.com